For Immediate Release
---------------------
Thursday, February 23, 2006



For further information contact
John S. Cooper
President and Chief Executive Officer
Portec Rail Products, Inc.
(412) 782-6000, ext. 201

Press Release

Portec Rail Products, Inc. Reports 2005 Fourth Quarter and Annual Operating Results (unaudited)

PITTSBURGH, PA --(BUSINESS WIRE) -- Thursday, February 23, 2006 - Portec Rail Products, Inc. (NASDAQ National Market -"PRPX") today announced unaudited net income of $1.4 million or $0.15 per share for the quarter ended December 31, 2005 and unaudited net income of $5.8 million or $0.61 per share, net of $.02 per share related to costs incurred on non-operating assets in Troy, New York, for the year ended December 31, 2005 on average basic and diluted shares outstanding of 9,601,779 for both periods. This compares to unaudited net income of $976,000 or $0.10 per share on 9,584,945 average basic and diluted shares outstanding for the quarter ended December 31, 2004 and $4.1 million or $0.46 per share on average basic and diluted shares outstanding of 8,929,599 for the year ended December 31, 2004.

Net sales during the fourth quarter 2005 were $21.7 million compared to $18.7 million during the fourth quarter of 2004. Net sales for the year ended December 31, 2005 were $90.8 million compared to $69.4 million for the year ended December 31, 2004. During the fourth quarter of 2005, the Company took a charge to net income of $85,000, or approximately $0.01 per share, related to costs incurred on non-operating assets in Troy, New York, that were partially destroyed by a fire in May 2005.

John S. Cooper, President and Chief Executive Officer said, "We are pleased with our fourth quarter and full year results. Our 2005 results are a record for the Company as total revenues grew by 31% and net income increased by 43%. Each of our four core business units had higher operating profits for the year. Our two acquisitions made in late 2004, Salient Systems and Kelsan Technologies, combined added approximately $11.7 million in net sales and $1.4 million in net income as they completed their first full year with the Company. The demand for our product lines remains brisk and the outlook for our customers' maintenance and capital spending plans looks solid for 2006. In addition, we continued to have strong bookings for our United Kingdom material handling business throughout the fourth quarter of 2005.

Cooper also said, "As stated in our third quarter earnings release, we are pursuing our strategy to grow and improve performance of our core track component, load securement and material handling product lines and at the same time add new sales and operating profits from new higher technology product lines such as friction management and wayside fault detection. Our track component product lines benefit from the high level of railway maintenance and construction activity and our friction management and wayside detection products are geared to cost reductions for our customers relative to rail, wheel, fuel and track maintenance expenses."

Portec Rail Products, Inc., headquartered in Pittsburgh, Pennsylvania, manufactures, supplies and distributes a broad range of railroad products, including rail joints, rail anchors and spikes, railway friction management products, railway wayside data collection and data management systems and load securement systems. The Company's largest business unit, the Railway Maintenance Products Division, operates a manufacturing and assembly plant in Huntington, West Virginia, an engineering and assembly facility in Dublin, Ohio (Salient Systems), and is also headquartered in Pittsburgh. The Company also has two Canadian subsidiaries, one of which is headquartered near Montreal with a manufacturing operation in St. Jean, Quebec and the other headquartered in Vancouver, British Columbia that is a technology and manufacturing facility (Kelsan Technologies). In addition, the Company sells load securement systems to the railroad freight car market through its Shipping Systems Division located near Chicago, Illinois. The Company also manufactures railway products and material handling equipment at its wholly-owned subsidiary in the United Kingdom with operations in Wrexham, Wales and Leicester, England. Portec Rail Products, Inc.'s web site address is www.portecrail.com.

The foregoing information contains forward-looking statements. The Company cautions that such statements are subject to a number of uncertainties. The Company identifies below important factors that could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. In particular, the Company's future results could be affected by a variety of factors, such as customer demand for our products; competitive dynamics in the North American and worldwide railroad and railway supply industries; capital expenditures by the railway industry in North America and worldwide; the development and retention of sales representation and distribution agreements with third parties; fluctuations in the cost and availability of raw materials and supplies; currency rate fluctuations; and exposure to pension liabilities. Additional cautions regarding forward-looking statements are provided in the Company's Form 10-K for the year ended December 31, 2004 and Form 10-Q for the period ended September 30, 2005 under the heading "Cautionary Statement Relevant to Forward-looking Statements." Unaudited information at and for the year ended December 31, 2005 is subject to adjustment as a result of the year-end audit. The Company does not undertake, and specifically disclaims, any obligation to update or revise any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company.

Portec Rail Products, Inc.
Consolidated Statements of Income
(In thousands, except share and per share data)


                                                             Three Months Ended              Years Ended
                                                                December 31,                 December 31,
                                                       -----------------------------------------------------------
                                                            2005           2004           2005          2004
                                                       -----------------------------------------------------------
                                                                (Unaudited)           (Unaudited)
    Net sales                                            $   21,695    $   18,708      $   90,793    $   69,437
    Cost of sales                                            14,289        12,780          61,235        49,720
                                                       -----------------------------------------------------------
    Gross profit                                              7,406         5,928          29,558        19,717

    Selling, general and administrative                       5,035         4,265          19,641        13,347
    Amortization expense                                        181            68             698           116
                                                       -----------------------------------------------------------
    Operating income                                          2,190         1,595           9,219         6,254

    Interest expense                                            190           112             856           203
    Other expense (income), net                                 108            17             248           (25)
                                                       -----------------------------------------------------------
    Income before income taxes                                1,892         1,466           8,115         6,076
    Provision for income taxes                                  491           490           2,288         2,003
                                                       -----------------------------------------------------------
    Net income                                           $    1,401    $      976      $    5,827    $    4,073
                                                       ===========================================================

    Earnings per share
        Basic and diluted                                $     0.15    $     0.10      $     0.61    $     0.46

    Average basic and diluted shares outstanding          9,601,779     9,584,945       9,601,779     8,929,599


Consolidated Condensed Balance Sheets
(In thousands)

                                                        December 31,                          December 31,
                                                            2005                                  2004
                                                       ----------------                     -----------------
                                                         (Unaudited)
    Assets
    Current assets                                       $   41,358                           $   40,672
    Property, plant and equipment, net                       12,173                               12,660
    Goodwill and other intangibles, net                      35,020                               35,142
    Other assets                                                318                                  151
                                                       ----------------                     -----------------
        Total assets                                     $   88,869                           $   88,625
                                                       ================                     =================

    Liabilities and Shareholders' Equity
    Current liabilities                                  $   15,943                           $   15,411
    Other liabilities and long-term debt
       obligations                                           22,478                               26,170
    Shareholders' equity                                     50,448                               47,044
                                                       ----------------                     -----------------
        Total liabilities and shareholders' equity       $   88,869                           $   88,625
                                                       ================                     =================